Exhibit 99.1

Contact: Bruce Labovitz

pressrelease@comstockhomes.com

703.230.1131

COMSTOCK HOMEBUILDING COMPANIES, INC. REQUESTS AN APPEAL HEARING AFTER

RECEIVING NOTICE OF DELISTING FROM NASDAQ

RESTON, VA — (Marketwire – July 15, 2008) – Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”) today announced that on July 9, 2008 it received notice (“Notice”) from The Nasdaq Stock Market (“NASDAQ”) that its stock was to be delisted from the NASDAQ Global Market as a result of the Company having not regained compliance with Marketplace Rule 4450(a)(5). Pursuant to the Nasdaq Marketplace Rule 4800 Series, the Company has requested a hearing to appeal the NASDAQ determination to a Listings Qualifications Panel (“Panel”). A hearing request by the Company automatically postpones the delisting of the Company’s securities. Panels have generally viewed a reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency but recently, however, the authority of the Panel to grant additional time to companies was modified so that a Panel could allow up to 180 calendar days from the date of the Notice for companies to undertake various other actions to regain compliance. The Company was first advised of its non-compliance on January 9, 2008. In accordance with Marketplace Rule 4450(e)(2) the Company was given 180 calendar days, or until July 7, 2008, to regain compliance.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publically traded, diversified real estate development firm with a focus on affordably priced for-sale residential products. Comstock builds and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use urban communities and active adult communities. The company currently markets its products under the Comstock Homes brand in the Washington, D.C.; Raleigh, North Carolina; and Atlanta, Georgia metropolitan areas. Comstock Homebuilding Companies Inc. trades on Nasdaq under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent form 10-K, as filed with the Securities and Exchange Commission on March 24, 2008. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.